PIONEER POWER SOLUTIONS, INC. 10-K

Exhibit 10.25

Execution version

Second Amending Agreement

This Second Amending Agreement (herein, the “Amendment”) is entered into as of March 28, 2018 by and among Pioneer Power Solutions, Inc., a Delaware corporation (the “Borrower”), the direct and indirect Domestic Subsidiaries of the Borrower party hereto, as Guarantors, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (the “Bank”).

Preliminary Statements

A.       The Borrower, the Guarantors and the Bank entered into a certain Amended and Restated Credit Agreement, dated as of April 29, 2016 (the Credit Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.       The Borrower has requested that the Bank waive a certain financial covenant default and amend certain provisions of the Credit Agreement, and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.          Waiver.

The Loan Parties and their Subsidiaries have failed to be in compliance with (i) the Current Ratio covenant as of the last day of the fiscal quarter of the Borrower ending on or about December 31, 2017 as required by Section 8.23(a) of the Credit Agreement, (ii) the EBITDA covenant as of the last day of the fiscal quarter of the Borrower ending on or about December 31, 2017 as required by Section 8.23(b) of the Credit Agreement, and (iii) the Tangible Net Worth covenant as of the last day of the fiscal quarter of the Borrower ending on or about December 31, 2017 as required by Section 8.23(c) of the Credit Agreement (collectively, the “Existing Defaults”). The Borrower has requested that the Bank permanently waive the Existing Defaults. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Bank hereby permanently waives the Existing Defaults. This waiver is limited to the matters and time periods expressly stated herein. Except as specifically waived hereby, all of the terms and conditions of the Credit Agreement shall stand and remain in full force and effect.

Section 2.          Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

2.1.        Each of the following definitions appearing in Section 1.1 of the Credit Agreement (Definitions) shall be amended and restated in its entirety to read as follows:

“Applicable Margin” means (a) with respect to U.S. Prime Rate Loans under the Revolving Facility and Reimbursement Obligations, 0.75% per annum, (b) with respect to Eurodollar Loans under the Revolving Facility and Letter of Credit Fees, 2.00% per annum, (c) with respect to U.S. Prime Rate Loans under the Term Loan Facility, 1.25% per annum, (d) with respect to Eurodollar Loans under the Term Loan Facility, 2.50% per annum, (e) with respect to the Standby Fees payable under Section 3.1(a), 0.625% per annum, and (f) with respect to the MasterCard Facility the rate per annum set forth in accordance with the MasterCard Agreement and related agreements.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income tax expense for such period, (c) depreciation of fixed assets and amortization (including, but not limited to, the amortization of any employee stock option (or similar) compensation plan) of (and other charges with respect to) intangible assets for such period, and (d) extraordinary fees or expenses not to exceed (i) $2,000,000 for the applicable periods set forth in Section 8.23(b) ending on or prior to December 31, 2018 and (ii) $1,200,000 during any twelve month period thereafter, in each case including any fees and expenses paid by the Loan Parties during such period in connection with this Agreement and the consummation of any Permitted Acquisition as defined and under the Existing Credit Agreement.

“Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending in the case of Eurodollar Loans, one (1) month or two (2) months thereafter, provided, however, that:

(i)          no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(ii)         no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal on the Term Loan, unless the sum of (a) the aggregate principal amount of the Term Loan that constitutes U.S. Prime Rate Loans plus (b) the aggregate principal amount of the Term Loan that constitutes Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the portion of the principal amount to be paid on the Term Loan, on such payment date;

(iii)        whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv)        for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Revolving Credit Termination Date” means the date demand for payment of the Revolving Loans and cash collateralization of the Letters of Credit is made by the Bank but if no such demand is sooner made, April 1, 2020, or such earlier date on which the Revolving Credit Line is terminated in whole pursuant to Section 2.11, 9.2 or 9.3.

“Term Loan Maturity Date” means April 1, 2020.

2.2.      Section 1.1 of the Credit Agreement (Definitions) shall be amended by adding the following new definition thereto in proper alphabetical order:

“Second Amendment Effective Date” means March 28, 2018 or such later Business Day upon which each condition described in Section 3 of the Second Amending Agreement, dated as of March 28, 2018, by and among the Borrower, the Guarantors and the Bank shall be satisfied or waived in a manner acceptable to the Bank in its discretion.

2.3.      Section 2.1 of the Credit Agreement (Term Loan Facility) shall be amended and restated in its entirety to read as follows:

The Bank previously on or about December 2, 2014 extended loans (the “Term Loan”) in U.S. Dollars to the Borrower in the amount of $5,000,000, at which time the Term Loan Commitment has expired, and the Borrower agrees that such amount is justly due and owing without offset or counterclaim. The parties acknowledge and agree that as of March 14, 2018, the outstanding principal amount of the Term Loan is $4,500,000, and the Bank hereby agrees to continue such Term Loan subject to the terms and conditions hereof. As provided in Section 2.6(a), the Borrower may elect that the Term Loan be outstanding as U.S. Prime Rate Loans or Eurodollar Loans. No amount repaid or prepaid on the Term Loan may be borrowed again.

2.4.         Clause (a) Section 2.7 of the Credit Agreement (Scheduled Payments of Term Loan) shall be amended and restated in its entirety to read as follows:

(a) . The Borrower shall make principal payments on the Term Loan in installments on each due date as set forth in Column A below, commencing with March 31, 2018, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Amount of Payment
03/31/18	$31,250.00
06/30/18	$31,250.00
07/31/18	$100,000.00
08/31/18	$100,000.00
09/30/18	$100,000.00
10/31/18	$100,000.00
11/30/18	$100,000.00
12/31/18	$100,000.00
01/31/19	$100,000.00
02/28/19	$100,000.00
03/31/19	$100,000.00
04/30/19	$100,000.00
05/31/19	$100,000.00
06/30/19	$100,000.00
07/31/19	$100,000.00
08/31/19	$100,000.00
09/30/19	$100,000.00
10/31/19	$100,000.00
11/30/19	$100,000.00
12/31/19	$100,000.00
01/31/20	$100,000.00
02/29/20	$100,000.00
03/31/20	$100,000.00
04/01/20 (Term Loan Maturity Date)	Bullet payment of $2,337,500.00

, with a final payment of all principal and interest not sooner paid on the Term Loan due and payable on the Term Loan Maturity Date.

2.5.         Clause (b) Section 3.1 of the Credit Agreement (Fees) shall be amended and restated in its entirety to read as follows:

(b)          Administration Fee. On the Second Amendment Effective Date and on April 1, 2019 until the Revolving Loans are terminated, the Borrower shall pay to the Bank an administration fee equal to 0.10% of the Revolving Credit Line then in effect, whether or not in use.

2.6.        Section 8.23 of the Credit Agreement (Financial Covenants) shall be amended and restated in its entirety to read as follows:

Section 8.23.     Financial Covenants. (a) Current Ratio. As of the last day of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall maintain a Current Ratio of not less than the corresponding ratio set forth opposite such determination date below:

Fiscal Quarter Ending on or about	Current Ratio shall not be less than:

3/31/18	0.90 to 1.0

6/30/18	0.95 to 1.0

9/30/18	1.00 to 1.0

12/31/18 and each fiscal quarter thereafter	1.05 to 1.0

(b)          EBITDA. The Loan Parties and their Subsidiaries shall not permit EBITDA, on a consolidated basis, (i) on or prior to December 31, 2018, for the period from and including January 1, 2018 and ending as of the last day of the fiscal quarter of the Borrower set forth below and (ii) from and after January 1, 2019 for the four (4) consecutive fiscal quarters of the Borrower then most recently completed, determined on the last day of each fiscal quarter of the Borrower to be less than the applicable amount set forth opposite such determination date below in the “Minimum EBITDA Covenant Level” column:

Fiscal Quarter Ending on or about	Borrower Budgeted Minimum EBITDA	Minimum EBITDA Covenant Level[reflects 20% maximum variance to Borrower Budgeted Minimum EBITDA]

3/31/18	$792,000	$633,600

6/30/18	$2,207,000	$1,765,600

9/30/18	$4,541,000	$3,632,800

12/31/18 and each fiscal quarter thereafter	$7,200,000	$5,760,000

(c)       Tangible Net Worth. As of the last day of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall maintain Tangible Net Worth of not less than the corresponding amount set forth opposite such determination date below in the “Minimum Tangible Net Worth” column:

Period(s) Ending	Borrower Budgeted Tangible Net Worth:	Minimum Tangible Net Worth [reflects 15% maximum variance to Borrower budgeted tangible net worth]:

3/31/18	$1,056,000	$897,600

6/30/18	$2,316,800	$1,969,280

9/30/18	$3,860,800	$3,281,680

12/31/18 and at all times thereafter	$5,272,000	$4,481,200

Section 3.          Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1.         The Borrower, the Guarantors and the Bank shall have executed and delivered this Amendment.

3.2.         The Bank shall have received copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Amendment and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by its Secretary or Assistant Secretary (or comparable Responsible Officer).

3.3.         The Bank shall have received (i) a non-refundable administration fee in the amount of $15,000 pursuant to Section 3.1(b) of the Credit Agreement, and (ii) all legal fees of the Bank’s U.S. legal counsel invoiced prior to the date hereof.

3.4.         The Bank shall have received confirmation that all conditions precedent for the Second Amending Agreement to the Canadian Credit Facilities, dated as of the date hereof, have been met to the satisfaction of the Bank and its legal counsel.

3.5.         Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Bank and its counsel.

Section 4.          Representations.

In order to induce the Bank to execute and deliver this Amendment, the Borrower hereby represents to the Bank that as of the date hereof (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Bank) and (b) the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 5.          Miscellaneous.

5.1.         The Borrower and the Guarantors heretofore executed and delivered to the Bank the Security Agreement and certain other Collateral Documents. The Borrower and the Guarantors hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Secured Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Bank thereunder, the obligations of the Borrower and Guarantors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

5.2.         Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.3.         The Borrower agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Bank.

5.4.         This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

[SIGNATURE PAGES FOLLOW]

This Second Amending Agreement is entered into as of the date and year first above written.

“Borrower”

Pioneer Power Solutions, Inc.

By

Name: Nathan Mazurek
Title: CEO

“Guarantors”

Jefferson Electric, Inc.

By
Name: Nathan Mazurek
Title: CEO

Pioneer Critical Power Inc.

By
Name: Nathan Mazurek
Title: CEO

Pioneer Custom Electrical Products Corp.

By
Name: Nathan Mazurek
Title: CEO

Titan Energy Systems Inc.

By
Name: Nathan Mazurek
Title: CEO

[Signature Page to Second Amending Agreement]

Accepted and agreed to.

Bank of Montreal, acting through its Chicago Branch

By
Name
Title

[Signature Page to Second Amending Agreement]